Exhibit 10.1

MUTUAL SEPARATION & RELEASE AGREEMENT

This Mutual Separation and Release Agreement (“Agreement”) is made by and between Citrix Systems, Inc. (the “Company”), and Sudhakar Ramakrishna (“Employee”).

WHEREAS, Employee has been employed by the Company as its Senior Vice President and General Manager, Enterprise and Service Provider Division since March 2013;

WHEREAS, as a condition of his employment with the Company, the Company and Employee entered into the Citrix Systems, Inc. Confidential Information, Inventions Assignment and Non-Competition Agreement dated March 20, 2013 (the “Confidentiality Agreement”);

WHEREAS, Employee and the Company have now decided that they wish to terminate their employment relationship on mutually-agreeable terms;

WHEREAS, the Company desires to extend certain separation benefits to Employee to assist Employee with the transition to new employment, which benefits Employee is not otherwise entitled to receive, and in return, Employee has agreed to release the Company and its affiliated persons and entities from any known or unknown claims that Employee has or may have against such entities/persons;

NOW THEREFORE, in consideration of the mutual promises made herein, including Employee’s continued employment through May 31, 2015, the Company and Employee (collectively referred to as “the Parties”, and each individually a “Party”) hereby agree as follows:

A.Consideration. In exchange for Employee’s strict compliance with all of his obligations hereunder, the Company agrees that:

1.The Company shall provide Employee with continued employment up through and including May 31, 2015, at which date Employee’s employment with the Company will terminate, unless earlier terminated by the Employee (the “Termination Date”). Commencing on February 26, 2015, and until the Termination Date, Employee shall perform the role of Senior Vice President, Products, of the Company by completing an orderly transition of his duties and responsibilities as Senior Vice President and General Manager, Enterprise and Service Provider Division, to his successors (including transitioning the management of product development activities and customer and partner engagements), and providing ongoing transition assistance to the Company’s President and Chief Executive Officer, as requested. Other than in his role as Senior Vice President, Products, Employee (a) shall not have any further operational responsibilities after February 26, 2015, and (b) hereby resigns from any position that he holds as an officer of the Company or any of its subsidiaries, effective as of the effective date of this Agreement. Employee shall resign from his position as Senior Vice President, Products, on the Termination Date, and Employee’s access to the Company’s computer network, facilities, and other work privileges will be terminated on the Termination Date. Should the Company require Employee’s assistance in any reasonable respect during the period between the date when this Agreement becomes effective and the Termination Date (the “Transition Period”), Employee shall provide such assistance within a reasonable timeframe and in a professional and reasonably satisfactory manner. Employee shall also comply with all of the Company’s generally applicable rules and policies during the Transition Period.

2.During the Transition Period, Employee shall continue to report directly to the President and Chief Executive Officer, shall be paid his current base salary, and shall continue to be eligible to receive the employee benefits provided by the Company to its other similarly-situated executives (as such benefits may be changed or terminated by the Company from time-to-time in its discretion); provided that Employee satisfies the eligibility requirements for such benefits.

3.During the Transition Period, Employee shall also continue to vest in any unvested equity awards granted to him by the Company, which vesting shall be in accordance with the applicable equity award agreements between Employee and the Company, and which vesting shall cease upon the Termination Date.

4.Subject to Paragraphs B and E, the Company shall provide Employee with separation compensation in the form of compensation continuation payments equal to his current base salary and his variable cash compensation at his 2015 target amount (which shall be 85% of Employee’s base salary) paid in equal installments for the period from the Termination Date through May 31, 2016 (the “Severance Period”). Customary payroll taxes and income tax withholdings will be deducted from the compensation continuation payments in accordance with the Company’s usual pay schedule. The compensation continuation payments will be made to Employee on a bi-weekly basis commencing within fifteen (15) business days following the re-execution of this Agreement as set forth in Paragraph E below. Employee will not be eligible to receive any variable cash compensation for any portion of calendar year 2016.

5.The Company shall provide Employee, and his eligible dependents, at the Company’s expense, continued medical, dental and vision insurance benefit coverage in accordance with the provisions of COBRA for the period between the Termination Date and May 31, 2016 (the “COBRA Coverage Period”), provided that Employee timely executes all necessary COBRA election documentation and remains eligible for COBRA coverage. COBRA election documentation will be sent to Employee after Employee’s Termination Date. After the COBRA Coverage Period, if Employee wishes to continue such COBRA coverage, Employee will be required to pay all requisite premiums for such continued coverage.

B.No Consideration Absent Execution of This Agreement/No Other Consideration. Employee acknowledges that the Company’s agreement to continue his employment through the Termination Date and to provide the compensation continuation payments during the Severance Period following the Termination Date and his 2015 variable cash compensation, is conditioned, in part, upon his agreement not to provide services to the companies listed on Exhibit A hereof or any subsidiaries or affiliates of such companies (each an “Exhibit A Company”) as an employee, consultant, or otherwise at any time prior to or during the Severance Period. Notwithstanding the foregoing, Employee may enter into an employment, contractor, or other relationship with any Exhibit A Company but (1) in the event that he does so prior to the Severance Period, his employment with the Company will terminate immediately and he shall not be entitled to any further compensation or benefits pursuant to this Agreement (including, without limitation, the compensation and benefits described in Paragraph A), and (2) in the event that he does so during the Severance Period, he shall not be entitled to any further compensation or benefits pursuant to this Agreement and shall be obligated to immediately repay all compensation continuation payments and any payment of his 2015 variable cash compensation made during the Severance Period pursuant to this Agreement. Employee further understands and agrees that he would not receive the continued employment, compensation, and/or benefits specified in Paragraph A above except in return for his execution (without revocation) of this Agreement, and his complete fulfillment of the promises contained herein. Employee also understands that the post-termination payments hereunder are contingent on his timely re-execution (without revocation) of this Agreement as described below. Employee further understands and agrees that he is not entitled to any additional payments or benefits from the Company other than those described in Paragraph A, including without limitation, any benefits under the Change of Control Agreement between the Company and Employee, which the Company and Employee agree shall terminate as of the date of this Agreement. The Company confirms that it will provide the consideration set forth in Paragraph A.5 even if Employee obtains new employment at any time prior to or during the Severance Period (other than with an Exhibit A Company), so long as Employee remains compliant with the terms of this Agreement and his continuing obligations to the Company, including without limitation his obligations under the Confidentiality Agreement.

C.Confidential Information and Company Property. Employee shall continue to maintain all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Confidentiality Agreement. Employee shall return to the Company (in good condition) all of the Company’s equipment, property, and documents (whether in paper, electronic, or other format, and all copies thereof) that are in his possession or control on or before the Termination Date.

D.Expenses. Any expenses incurred by Employee after the Termination Date in accordance with the Company’s Travel and Expense reimbursement policy shall only be reimbursed if such expenses are approved in writing by Amy Meyer. For any expenses incurred prior to the Termination Date, Employee shall seek reimbursement pursuant to the Company’s Travel and Expense reimbursement policy.

E.General Release of Claims by Employee. Employee, for himself and his heirs, administrators, executors, and assigns, releases the Company, and its respective parents, divisions, subsidiaries, and affiliated entities, and each of those entities’ respective current and former shareholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns (the “Released Parties”), from any and all claims, actions and causes of action, whether now known or unknown, that Employee has, or at any other time had, or shall or may have against those Released Parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which Employee signs this Agreement, including, but not limited to, any claims relating to Employee’s employment or termination from employment or claims of wrongful termination, breach of contract, fraud, negligent misrepresentation, defamation, infliction of emotional distress, retaliation, or national origin, race, age, sex, disability, religious, sexual orientation, or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, or any other applicable Federal, State, or local law. Employee hereby acknowledges that Employee has no lawsuits, claims or actions pending in Employee’s name or on Employee’s behalf against any of the Released Parties, and also expressly waives any and all remedies that may be available under any statute or the common law, including, without limitation, back pay, front pay, other damages, court costs, attorneys’ fees, and reinstatement. In addition, if any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective, or multi-party action or proceeding based on such a claim in which the Company or any other Released Party is a party.

The Company and Employee agree that the release set forth in this Paragraph E shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement or the Indemnification Agreement between the Company and Employee (the “Indemnification Agreement”), and it does not extend to any claims or rights that cannot be released by Employee as a matter of law.

Employee acknowledges that he has read section 1542 of the Civil Code of the State of California, which states in full:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Employee waives any rights that he has or may have under section 1542 (or any similar provision of the laws of any other jurisdiction, including Florida) to the full extent that he may lawfully waive such rights pertaining to this general release of claims, and affirms that he is releasing all known and unknown claims that he has or may have against the parties listed above.

Nothing in this Agreement shall bar or prohibit Employee from contacting, seeking assistance from or participating in any proceeding before any federal or state administrative agency to the extent permitted by applicable law. However, Employee will be prohibited to the fullest extent authorized by law from obtaining monetary damages in any agency proceeding in which he does so participate.

As further consideration for his continued employment through the Termination Date, as well as for the compensation and benefits described in Paragraph A, Employee agrees to extend this release of claims through and including the Termination Date by re-executing this Agreement, without revocation, on the space provided at the end of this Agreement on or within twenty-one (21) days following the Termination Date. In the event that Employee fails to comply with his re-execution obligation under this paragraph in a timely manner, he shall not be eligible for any subsequent payments or benefits under this Agreement.

F.Consideration of Release Agreement. Employee understands and hereby acknowledges that he has had the opportunity, if so desired, to take up to twenty-one (21) days to consider this Agreement. Employee further acknowledges that the Company is hereby advising him to consult with an attorney prior to executing this Agreement.

G.Revocation Period. Employee understands and acknowledges that he will have a period of seven (7) days following his execution of this Agreement in which to revoke this Agreement by an electronic notice of revocation to be received by the Company at the following email address: amy.meyer@citrix.com. Any notice of revocation must be sent by no later than the end of such seven-day period. Employee further understands that this Agreement shall not become effective until the eighth day following his execution of this Agreement, and then only if he has not previously revoked this Agreement as described in the first sentence of this Paragraph.

H.Non-Disparagement and No Cooperation. Employee agrees he will not, at any time in the future, make any written or oral statements, or act in any manner that might disparage or damage the business of the Company. Employee agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any of the other Released Parties, unless under a subpoena or other court order to do so; provided that this provision shall not be construed to affect Employee’s right to participate in any proceeding before a federal or state administrative agency, including, without limitation, by cooperating with any such agency’s request for information. In addition, Employee recognizes that the Company’s business relationships with its customers, service providers, analysts, distributors, resellers and partners (collectively, “Partners”) are very important to the Company, and that if Employee, who has been an important Company representative in its dealings with Partners, makes any statement (directly or indirectly) to such Partners about the Company, its employees, products or otherwise, that is untrue or otherwise may be harmful to the Company, Employee will be deemed to have violated this Paragraph H.

I.No Admission of Liability. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by either Party of any fault or liability whatsoever to the other Party or to any third party.

J.Costs. To the extent permitted by law, the Parties shall each bear their own costs, expert fees, attorneys' fees, and other fees incurred in connection with this Agreement.

K.Dispute Resolution. In the event of any dispute or claim relating to or arising out of this Agreement, the Parties' employment relationship, or the termination of that relationship for any reason, the Parties agree that all such disputes/claims will be resolved by means of a trial conducted by the superior or district court in Broward County, Florida. Notwithstanding the foregoing, in the event of any such dispute/claim, the Parties may agree to mediate or arbitrate the dispute/claim on such terms and conditions as may be agreed to in writing by the Parties.

L.Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this

Agreement. Employee represents and warrants that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

M.No Representations. Each Party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.

N.Insider Trading. Employee acknowledges and reaffirms his continuing obligations under the Citrix Systems, Inc. Statement of Company Policy Regarding Insider Trading and Disclosure of Material Non-Public Information (the “Insider Trading Policy”), and agrees that these obligations continue to apply following the Termination Date, until such time as any material, nonpublic information possessed by Employee has become public or is no longer material. Without limiting the foregoing, Employee acknowledges and agrees that he shall continue to be subject to the remainder of any Quarterly Black-Out or Special Black-Out (as defined in the Insider Trading Policy), if such black-out period was instituted prior to the Termination Date.

O.Litigation and Regulatory Cooperation. Employee agrees to cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or any of its subsidiaries which relate to events or occurrences that transpired prior to the Termination Date. Employee’s cooperation in connection with such claims or actions shall include, without limitation, being reasonably available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. Employee further agrees he will cooperate fully, but with a reasonable time commitment, with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired prior to the Termination Date. The Company will reimburse Employee for any expenses incurred during activities reasonably performed at the Company’s request pursuant to this Paragraph O, subject to the same standards and procedures as apply to business expense reimbursements pursuant to the Company’s Travel and Expense reimbursement policy. In addition, to the extent that Employee expends any time in providing cooperation services to the Company, at any time after May 31, 2016, the Company shall compensate Employee at an hourly rate based on his final base annual salary rate.

P.Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

Q.Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning Employee's separation from the Company, and supersedes and replaces any and all prior agreements and understandings concerning Employee's relationship with the Company and his compensation by the Company, with the exception of the Confidentiality Agreement, the Indemnification Agreement and any equity compensation agreements between the Parties. Employee acknowledges and agrees that the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

R.No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Vice President of Human Resources of the Company.

S.Governing Law. This Agreement shall be governed by the laws of the State of Florida (without regard to the principles of conflict of laws thereof).

T.Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

U.Confidentiality. Employee agrees that he shall not disclose the existence or any of the terms of this Agreement to any person or entity other than his spouse, counsel, or financial advisor, except as such disclosure may be required to respond truthfully to a subpoena or other compulsory legal process or has previously been publicly disclosed by the Company.

V.Voluntary Execution of Agreement. By signing below the Parties confirm that each has carefully read and reviewed this Agreement. Employee acknowledges that he fully understands all of the terms and conditions of this Agreement and has not relied upon any other representations by the Company or the employees or agents of the Company concerning the terms of this Agreement. Each Party hereby executes and delivers this Agreement freely and voluntarily.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

CITRIX SYSTEMS, INC.
By:	By:
Name: Sudhakar Ramakrishna	Name:
Date:	Title:
Date:

***********************************************

By re-signing this Agreement on or within 21 days following the Termination Date, I hereby extend the release of claims set forth in Paragraph E above so as to include any and all such claims that exist or arise at any time up to and including the date on which I re-sign this Agreement below. I hereby acknowledge and agree that I have been paid in full all wages and compensation (including, without limitation, base salary, bonuses, incentive compensation, and vacation/paid time off) and benefits that I earned during my employment with the Company (including, without limitation, any wages and benefits that I earned during the Transition Period). I understand that I may revoke this extension of the release of claims at any time within the seven (7) day period following my re-execution of this Agreement, which revocation must be delivered by email notice in the manner described in Paragraph G. I further understand that my re-execution of this Agreement below in a timely manner and without revocation is a material inducement to the Company in offering me the payments and benefits otherwise due with respect to the period after the re-signing of this Agreement and is a condition to such payments and benefits.

Dated: ________ __, 2015
Sudhakar Ramakrishna